July 28, 2008

Maureen Duffy

Director, Communications

T: 856-309-4546

maureen.duffy@amwater.com

American Water Appoints Walter Lynch and John Young to New Leadership Roles

VOORHEES, N.J., July 28, 2008 - American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, announced today that Walter Lynch has been appointed to the newly created position of president of regulated operations and John Young has been appointed as president of American Water Services, a new entity that will support the company's growth initiatives and service offerings. Young will also continue to serve as president of American Water Works Service Company, providing operating support to all aspects of the business. Both Lynch and Young will report to president and CEO, Don Correll.

"Walter and John are key leaders in this company," said Don Correll, president and CEO of American Water. "These changes were made to continue to strengthen American Water, to support our growth and to drive performance. Walter and John have vast experience in this industry and I have every confidence that through these new positions, they will help this company achieve its full potential."

In his new role, Lynch will be responsible for the successful performance of American Water's 20 regulated states, serving approximately 1,625 communities. All of the state presidents will now report to him. In addition, Lynch will lead the company's two national customer call centers.

As president of American Water Services, Young will work to align the organization's capabilities to support various growth opportunities like the company's recent successes with the Tampa Bay desalination project in Florida and the Lake Pleasant Water Treatment Plant in Arizona.

Young will also continue to lead multiple operational functions, as well as lead the business transformation of the company's information technology effort. This critical effort will ensure the company employs the proper technology to execute its key strategies.

Lynch joined American Water in 2001 and most recently served as the executive vice president of business operations for the company's Eastern Division. The division encompasses eight states stretching from Tennessee to New York and has approximately 2, 600 employees. Prior to that, he was president of American Water's Northeast Region. In this role, he oversaw more than 1,000 employees and was responsible for operations that provided more than 2 million people in New Jersey and New York with water and wastewater services. Lynch also served as president of American Water Products and Services Group. In this capacity, he led and developed 10 non-regulated business lines with more than $500 million in revenue and 1,500 employees. Before joining American Water, he was involved in various start-up and growth organizations in the environmental industry. He also worked for Mobil Oil Corp. A graduate of the U.S. Military Academy at West Point, Lynch holds a Bachelor of Science degree in general engineering and attained the rank of Captain before his departure from the U. S. Army in 1990.

Young joined American Water in 1977 and has held a variety of operations, engineering and executive positions, including chief operating officer, vice president of engineering, vice president of technical services, and vice president of operations and investment performance. He is an active member of several professional organizations, including the Design/Build Institute of America (board member), the American Water Works Association (board member, section chair and Fuller awardee), and the American Society of Civil Engineers. He also serves on the U.S. Environmental Protection Agency's (EPA) National Drinking Water Advisory Council and several EPA working groups. A registered professional engineer in a number of states, Young holds a bachelor's degree in civil engineering from Duke University and a master's in environmental engineering from the University of North Carolina.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs nearly 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15.6 million people in 32 states and Ontario, Canada.

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